BIOGEN REPORTS FIRST QUARTER 2022 RESULTS
First quarter revenue $2,532 million; GAAP diluted EPS $2.06;
Non-GAAP diluted EPS $3.62; EPS negatively impacted by $0.76 due to ADUHELM inventory write-offs

As a result of the final national coverage determination for antibodies directed against amyloid, Biogen to substantially eliminate commercial infrastructure for ADUHELM; Biogen to also take additional cost-reduction measures

Company completes sale of equity stake in biosimilar joint venture in April for up to $2.3 billion

Biogen looks forward to three regulatory filings and three readouts in 2022, including the Phase 3 readout for lecanemab

Company reaffirms 2022 financial guidance

Biogen announces Chief Executive Officer transition
Cambridge, Mass., May 3, 2022 -- Biogen Inc. (Nasdaq: BIIB) today reported first quarter 2022 financial results.
“We are disappointed by the recent Medicare coverage decision for ADUHELM,” said Michel Vounatsos, Biogen's Chief Executive Officer. “We executed on our core business objectives in the first quarter, and we will now look forward and execute on a set of near-term operational priorities, which we believe will drive renewed growth and value creation over time. We have a strong balance sheet, enabling us to advance a broad pipeline that includes lecanemab in Alzheimer’s disease and zuranolone in depression, while also pursuing new internal and external growth opportunities.”

First Quarter 2022 Operating Results
•First quarter total revenue of $2,532 million decreased 6% versus the prior year at actual currency and 5% at constant currency*. Multiple sclerosis (MS) revenue, including royalties on sales of OCREVUS®, of $1,647 million decreased 3% versus the prior year at actual currency and 2% at constant currency. SPINRAZA® revenue of $473 million decreased 9% versus the prior year at actual currency and 6% at constant currency. Biosimilars revenue of $194 million decreased 5% versus the prior year at actual currency and 1% at constant currency. RITUXAN®/GAZYVA® revenue of $147 million decreased 18% versus the prior year.

•First quarter GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. were $304 million and $2.06, respectively. First quarter Non-GAAP net income and diluted EPS attributable to Biogen Inc. were $535 million and $3.62, respectively. First quarter GAAP and Non-GAAP EPS attributable to Biogen Inc. were negatively impacted by approximately $0.76 due to ADUHELM® inventory write-offs. A reconciliation of GAAP to Non-GAAP financial measures can be found in Table 4 at the end of this news release.

•First quarter GAAP and Non-GAAP cost of sales was $754 million as compared to $478 million in the first quarter of 2021. First quarter 2022 GAAP and Non-GAAP cost of sales includes approximately $275 million of charges resulting from ADUHELM inventory write-offs as well as approximately

$45 million of idle capacity charges. Eisai Co., Ltd.’s (Eisai’s) share of these charges (approximately $160 million) is reflected in collaboration profit sharing.

•First quarter GAAP and Non-GAAP R&D expense was $552 million as compared to $514 million in the first quarter of 2021.

•First quarter GAAP and Non-GAAP SG&A expense was $635 million as compared to $595 million in the first quarter of 2021. Beginning in the second quarter of 2021, upon FDA approval, the reimbursement from Eisai for its share of U.S. ADUHELM SG&A expense is reflected in collaboration profit sharing rather than SG&A. First quarter 2022 GAAP and Non-GAAP SG&A expense includes approximately $80 million related to ADUHELM commercialization. Eisai’s reimbursement of U.S. ADUHELM SG&A expense of approximately $23 million is reflected in collaboration profit sharing.

•First quarter GAAP and Non-GAAP amortization and impairment of acquired intangible assets was $67 million and $8 million, respectively.

•First quarter GAAP and Non-GAAP collaboration profit sharing reduced Biogen’s net operating expense by $117 million, which includes reimbursement of $182 million from Eisai related to the commercialization of ADUHELM in the U.S., partially offset by $64 million of net profit sharing expense related to Biogen’s collaboration with Samsung Bioepis.

•First quarter GAAP restructuring expense includes $38 million in charges primarily associated with the Company’s global commercial infrastructure supporting ADUHELM.

•First quarter GAAP other expense was $263 million, primarily driven by net unrealized losses on strategic equity investments of $191 million. First quarter Non-GAAP other expense was $73 million, primarily driven by interest expense.

•First quarter effective GAAP and Non-GAAP tax rates were 36.2% and 15.5%, respectively. The first quarter 2022 effective GAAP tax rate was impacted by a deferred tax expense of approximately $85 million related to a valuation allowance on Neurimmune SubOne AG’s (Neurimmune) tax basis in ADUHELM, with an equal and offsetting amount assigned to noncontrolling interest, resulting in zero net impact to net income attributable to Biogen Inc.

•First quarter GAAP loss attributable to noncontrolling interest was approximately $85 million, which includes the offset to a deferred tax expense related to Neurimmune’s tax basis in ADUHELM of approximately $85 million. First quarter Non-GAAP income attributable to noncontrolling interest was $0.1 million.

* Percentage changes in revenue growth at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. The current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period.
Financial Position
•First quarter 2022 cash from operations was $162 million. Capital expenditures were $58 million, and free cash flow, defined as cash flow from operations less capital expenditures, was $104 million.

•As of March 31, 2022, Biogen had cash, cash equivalents, and marketable securities totaling $4,753 million and $7,275 million in total debt, resulting in net debt of $2,522 million.

•No shares were repurchased in the first quarter of 2022. As of March 31, 2022, there was $2,800 million remaining under the share repurchase program authorized in October 2020.

•For the first quarter of 2022 the Company’s weighted average diluted shares were 148 million.

Alzheimer’s Disease Update
In April 2022 the Centers for Medicare & Medicaid Services (CMS) announced the final national coverage determination (NCD) for FDA approved monoclonal antibodies directed against amyloid for the treatment of Alzheimer’s disease, including ADHUELM. Due to the restrictions on coverage in the final NCD, Biogen will substantially eliminate its commercial infrastructure supporting ADUHELM, retaining minimal resources to manage patient access programs, including a continued free drug program for patients currently on treatment in the U.S. Biogen expects to continue funding certain regulatory and R&D activities for ADUHELM, including the continuation of the EMBARK re-dosing study and the initiation of the Phase 4 post-marketing requirement study, ENVISION. Additional actions regarding ADUHELM may be informed by upcoming data readouts expected for this class of antibodies, as well as further engagement with the FDA and CMS.

The Phase 3 readout for lecanemab is expected in the fall of 2022, and Biogen is committed to working closely with Eisai on the potential launch of lecanemab.

Near-term Operational Priorities
Biogen is executing on five near-term operational priorities intended to drive renewed revenue growth and value creation over time:

1.Increasing focus on R&D prioritization with the goal of maximizing the probability of success. This may include choosing to accelerate, terminate, divest, or partner certain programs, and will also include a continued evaluation of new internal and external opportunities within Biogen’s therapeutic areas of focus and adjacencies. This prioritization process will be informed in part by key data readouts expected in 2022:

◦In Alzheimer’s disease, Biogen and Eisai plan to complete the rolling submission for lecanemab under the accelerated approval pathway in the U.S. in the second quarter of 2022. In addition, the readout of the Phase 3 Clarity AD confirmatory study for lecanemab is expected in the fall of 2022. Based on the results of the Clarity AD study, Biogen and Eisai plan to submit for full FDA approval by the first quarter of 2023. Lecanemab has the opportunity to become the first anti-amyloid antibody to obtain full approval for Alzheimer’s disease in the U.S.

◦In neuropsychiatry, Biogen is working with Sage Therapeutics, Inc. (Sage) to advance zuranolone as a new potential treatment option for patients suffering from major depressive disorder (MDD) and post-partum depression (PPD). Biogen and Sage have initiated the rolling submission of a New Drug Application (NDA) to the U.S. FDA for MDD, which is expected to be complete in the second half of 2022. The readout of the Phase 3 SKYLARK study in PPD is expected in mid-2022, with an associated NDA filing anticipated in early 2023.

◦Also in neuropsychiatry, Biogen expects the Phase 2 readout for BIIB104 in cognitive impairment associated with schizophrenia in mid-2022.

2.Implementing additional cost-reduction and productivity measures to further align Biogen's costs with its revenue base, while continuing to fund promising pipeline and commercial opportunities.

◦The substantial elimination of Biogen’s global commercial infrastructure supporting ADUHELM as well as other cost reductions are expected to yield approximately $500 million in annualized savings in addition to the previously communicated initiatives already targeting approximately $500 million in annualized savings.

◦This brings total expected annualized savings to approximately $1 billion, a portion of which will be reinvested in strategic initiatives over the coming years.

3.Executing on international growth opportunities with a focus on key emerging markets, such as China and certain markets in both Latin America and the Middle East. This includes the continued launch of SPINRAZA and may also include pursuing local business development opportunities.

4.Driving the potential return to growth in the biosimilars business. While Biogen’s current commercial portfolio of anti-TNF products is likely past the peak of its lifecycle, the Company currently has four more programs in development and is preparing to launch BYOOVIZ™, referencing Lucentis®, in the U.S. in the coming months.

5.Continuing to focus the deployment of cash on hand and future cash flow towards initiatives designed to create incremental revenue growth opportunities, while continuing to return cash to shareholders through share repurchases.

Biogen believes that successfully executing on these priorities can return the Company to growth over time.

Full Year 2022 Financial Guidance
For the full year 2022, Biogen is reaffirming its guidance ranges as follows:

2022 Guidance
Total revenue	$9.7 to $10.0 billion
Non-GAAP diluted EPS	$14.25 to $16.00

This guidance assumes continued declines in RITUXAN revenue due to biosimilar competition, as well as continued erosion of TECFIDERA revenue in the U.S. due to generic entry. Further, this guidance assumes the potential entry of TECFIDERA generics in the E.U. during the second quarter of 2022. Biogen expects the decreased revenue from these high margin products as well as the ADUHELM inventory write-offs to reduce its gross margin percentage compared to 2021.

Non-GAAP R&D expense is expected to be between $2.2 billion and $2.3 billion, unchanged from prior guidance.

Non-GAAP SG&A expense is expected to be between $2.3 billion and $2.4 billion, a decrease from prior guidance of $2.5 billion to $2.6 billion.

These R&D and SG&A expense estimates reflect the initial implementation of the cost-reduction measures described above, which for 2022 are expected to primarily impact results in the third and fourth quarters.

The Non-GAAP tax rate for 2022 is expected to be between 15.5% and 16.5%.

This guidance assumes a currency headwind of approximately $120 million, net of hedging activities, to full year 2022 revenue and approximately $0.35 to full year 2022 Non-GAAP diluted EPS, due primarily to the strengthening of the U.S. dollar from January 1, 2022 through April 29, 2022. This guidance also assumes that foreign exchange rates as of April 29, 2022, will remain in effect for the remainder of the year, net of hedging activities, and does not contemplate any further strengthening or weakening of the dollar throughout the year.

Biogen expects to utilize a portion of the remaining share repurchase authorization of $2,800 million through the end of 2022. This financial guidance does not include any impact from potential acquisitions or large business development transactions or pending and future litigation, as all are hard to predict, or any impact of potential tax or healthcare reform. Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2022 that could cause any of these assumptions to change and/or actual results to vary from this financial guidance.

Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from our equity security investments; and the ultimate outcome of pending significant litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

CEO Transition
Biogen announced today that it has begun a search for a new Chief Executive Officer. Michel Vounatsos will continue to serve as Chief Executive Officer and on the Company’s Board of Directors until his successor is appointed. Mr. Vounatsos has served as the Company’s Chief Executive Officer since his appointment in January 2017.

Under Mr. Vounatsos’ leadership, the Company has transformed itself from a company focused primarily on Multiple Sclerosis (MS) into a pioneer in neuroscience with a robust and diversified pipeline that includes over 30 clinical programs across a broad set of disease areas and modalities, 10 of which are in Phase 3 or filed. Mr. Vounatsos led the Company in completing over 30 business development agreements in the past five years, spanning a range of disease areas including MS, depression, stroke, and ALS.

Mr. Vounatsos was instrumental in establishing multiple franchises that address the significant unmet need of patients living with devastating diseases and was the architect of a significant international expansion of the Company. Among his many achievements, Mr. Vounatsos led the successful launches of SPINRAZA, Biogen’s groundbreaking treatment for spinal muscular atrophy, and VUMERITY, a novel treatment for relapsing forms of MS, as well as the establishment of a successful biosimilars business and the FDA approval of ADUHELM, the first new treatment for Alzheimer’s disease in nearly 20 years. During his tenure, the Company also demonstrated financial resilience in light of many external challenges and took bold actions to address climate change.

Stelios Papadopoulos, Chairman of the Biogen Board of Directors, said: “We appreciate Michel’s significant contributions to Biogen. He has transformed the Company into a global leader in neuroscience. He always puts patients first, driven by a steadfast commitment to innovation and scientific advances that can make a difference in the lives of people confronting devastating diseases. We are pleased that Michel will continue to lead the Company until a successor is appointed and help to ensure a seamless transition to a new chief executive. This is the right time to transition to a new leader who will build Biogen’s next chapter on the strong foundation existing today.”

Mr. Vounatsos said: “It has been an honor to lead this outstanding Company during such a challenging period and to work closely with so many dedicated and talented colleagues. I am very proud of Biogen’s unparalleled capabilities in neuroscience, a complex field with tremendous unmet medical need, and of the novel medicines and benefits we have brought to patients. I want to thank the Board of Directors and my colleagues for their support during this period. I will be leaving at a time of promise for Biogen, with noteworthy potential for value creation, and I look forward working with my successor through a smooth transition.”

Recent Events
•In the first quarter of 2022 Eisai and Biogen announced that Eisai initiated a submission to the Pharmaceuticals and Medical Devices Agency (PMDA) of application data under the prior assessment consultation system in Japan for the investigational anti-amyloid beta protofibril antibody lecanemab (BAN2401). The lecanemab Clarity AD Phase 3 clinical study for mild cognitive impairment due to Alzheimer’s disease (AD) and mild AD is ongoing. The PMDA’s process, known as “prior assessment consultation”, is conducted at the development stage before the NDA submission, which is based on available quality, non-clinical and clinical data. By identifying and resolving any potential issues prior to submission, the aim is to shorten application review time. Based on discussions with the Ministry of Health, Labour and Welfare and PMDA, Eisai applied to PMDA for permission to utilize the “prior assessment consultation” process for lecanemab with the aim of shortening the review period. The agency approved Eisai’s request and Eisai has submitted the non-clinical lecanemab data to PMDA. The additional data of the application package will be submitted hereafter. Eisai plans to obtain the primary endpoint data from Clarity AD study in the fall of 2022, and based on the results of the study, aims to file for the manufacturing and marketing approval in Japan during Eisai’s fiscal year 2022.

•In the first quarter of 2022 Eisai and Biogen presented the latest findings on lecanemab, an investigational anti-amyloid-beta protofibril antibody being developed for the treatment of early AD, at the International Conference on Alzheimer’s and Parkinson’s Diseases. Four key symposium presentations explored how lecanemab’s clinical efficacy data, overall amyloid-related imaging abnormality rates, biomarker relationships to clinical outcomes, potential dosing regimens, and administration have the potential to benefit people living with early AD.

•In April 2022 Sage and Biogen initiated a rolling submission of an NDA to the FDA for zuranolone in the treatment of MDD. Zuranolone is an investigational two-week, once-daily oral drug being developed for MDD and postpartum depression. The companies have submitted the nonclinical module of the NDA to the FDA and plan to submit the remaining components for the MDD filing in the second half of 2022.

•In April 2022 Biogen completed the sale of the company’s equity stake in the Samsung Bioepis joint venture to Samsung Biologics for a total consideration of up to $2.3 billion, of which approximately $1 billion in cash was received at closing. Together Biogen and Samsung Bioepis will continue with their exclusive agreements, including the commercialization of their current biosimilars portfolio including BENEPALI™, FLIXABI™, IMRALDI™ in Europe and the potential upcoming launches of BYOOVIZ and the potential filings for SB15 in major markets worldwide.

•In the first quarter of 2022 Sage and Biogen announced the CORAL Study in people with major depressive disorder achieved the primary endpoint and key secondary endpoint. Study results showed that zuranolone 50 mg co-initiated with a standard of care (SOC) antidepressant (ADT) resulted in a rapid and statistically significant reduction in depressive symptoms both at Day 3 and over the 2-week treatment period, vs. placebo co-initiated with SOC ADT. Zuranolone was generally well-tolerated, and no new safety signals attributable to zuranolone were identified. The CORAL Study results support the potential of zuranolone, when co-initiated with standard of care, to accelerate the benefit of depression treatment compared to treatment with ADTs alone.

•In the first quarter of 2022 Biogen and Sage initiated the KINETIC 2 Study of BIIB124 (SAGE-324) in essential tremor. The KINETIC 2 study is a Phase 2b dose-finding study that incorporates learnings from the prior Phase 2 with the primary goal of identifying a dose that balances tolerability with sustained tremor reduction.

•In the first quarter of 2022 Biogen and Xbrane Biopharma AB announced that they have entered into a commercialization and license agreement to develop, manufacture, and commercialize Xcimzane™, a preclinical monoclonal antibody that is a proposed biosimilar referencing CIMZIA® (certolizumab pegol). CIMZIA’s primary indication is for rheumatoid arthritis in adults as well as axial spondylarthrosis, psoriasis and Crohn’s disease and is a registered trademark of UCB. Under the terms of the agreement, Biogen will gain exclusive global regulatory, manufacturing, and commercial rights to Xcimzane and will be the Marketing Authorization Holder.

•In April 2022 Biogen announced new data from its industry-leading portfolio of MS therapies being presented at the American Academy of Neurology 2022 Annual Meeting. The presentations include new real-world, long-term data on TYSABRI (natalizumab), as well as persistence and adherence learnings with VUMERITY (diroximel fumarate). Additional presentations highlight the use of digital tools to potentially predict MS disease progression. These data build on ongoing work to advance the understanding and treatment of serious neurological and neurodegenerative diseases, and highlight Biogen’s commitment to science that strives to address the diverse needs of people living with MS.

•In the first quarter of 2022 Biogen presented new data and updates from its SPINRAZA and spinal muscular atrophy (SMA) research programs at the Muscular Dystrophy Association Clinical & Scientific Conference.
◦The ASCEND study, evaluating the potential benefit of investigational higher dose nusinersen in children, teens and adults previously treated with Evrysdi®, is currently enrolling, with the first patient treated in Q1 2022.
◦Additionally, baseline characteristics indicate all nine infants and toddlers enrolled in RESPOND had suboptimal clinical status in ≥2 areas after receiving Zolgensma®; there were no new safety findings with subsequent SPINRAZA treatment.
◦Finally, new NURTURE results continue to show the potential long-term benefit of early treatment before SMA symptom onset, with 92 percent of participants now able to walk alone, most in age-appropriate timelines.

Conference Call and Webcast
The Company’s earnings conference call for the first quarter will be broadcast via the internet at 8:00 a.m. ET on May 3, 2022, and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least one month.
About Biogen
As pioneers in neuroscience, Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological diseases as well as related therapeutic adjacencies. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Sir Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp. Today, Biogen has a leading portfolio of medicines to treat multiple sclerosis, has introduced the first approved treatment for spinal muscular atrophy, and is providing the first and only approved treatment to address a defining pathology of Alzheimer’s disease. Biogen is also commercializing biosimilars and focusing on advancing the industry’s most diversified pipeline in neuroscience that will transform the standard of care for patients in several areas of high unmet need.

In 2020, Biogen launched a bold 20-year, $250 million initiative to address the deeply interrelated issues of climate, health, and equity. Healthy Climate, Healthy Lives™ aims to eliminate fossil fuels across the company’s operations, build collaborations with renowned institutions to advance the science to improve human health outcomes, and support underserved communities.

The company routinely posts information that may be important to investors on its website at www.biogen.com. To learn more, please visit www.biogen.com and follow Biogen on social media — Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments, collaborations, and business development activities; our future financial and operating results; 2022 financial guidance; plans relating to share repurchases. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “possible,” “prospect,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our products; the impact of the final NCD; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; risks that uncertainty as to whether the anticipated benefits of the transaction with Samsung Biologics can be achieved; uncertainty as to whether the anticipated benefits of the cost-reduction and productivity measures can be achieved; failure to compete effectively due to significant product competition in the markets for our products; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; our dependence on collaborators, joint venture partners, and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; the potential impact of the conflict in Ukraine; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business; risks relating to technology failures or breaches; risks relating to management and key personnel changes, including attracting and retaining key personnel; failure to comply with legal and regulatory requirements; the risks of doing business internationally, including currency exchange rate fluctuations; risks relating to investment in our manufacturing capacity; problems with our manufacturing processes; fluctuations in our effective tax rate; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; fluctuations in our operating results; risks related to investment in properties; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; risks relating to access to capital and credit markets; risks related to indebtedness; change in control provisions in certain of our collaboration agreements; environmental risks; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this news release. We do not undertake any obligation to publicly update any forward-looking statements.

Biogen Investor Contact: Biogen Media Contact:
Mike Hencke Ashleigh Koss
Biogen Inc. Biogen Inc.
Tel: +1 781-464-2442 Tel: +1 908-205-2572
IR@biogen.com                    public.affairs@biogen.com
###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Revenue:
Product, net	$2,066.3	$2,211.7
Revenue from anti-CD20 therapeutic programs	399.4	389.0
Other	66.1	93.3
Total revenue	2,531.8	2,694.0
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	753.9	478.1
Research and development	551.7	514.2
Selling, general and administrative	634.9	595.0
Amortization and impairment of acquired intangible assets	66.9	98.1
Collaboration profit (loss) sharing	(117.3)	68.5
(Gain) loss on fair value remeasurement of contingent consideration	(7.1)	(33.8)
Restructuring charges	38.1	—
Total cost and expense	1,921.1	1,720.1
Income from operations	610.7	973.9
Other income (expense), net	(263.3)	(506.9)
Income before income tax expense and equity in loss of investee, net of tax	347.4	467.0
Income tax (benefit) expense	125.6	44.2
Equity in (income) loss of investee, net of tax	3.3	18.2
Net income	218.5	404.6
Net income (loss) attributable to noncontrolling interests, net of tax	(85.3)	(5.6)
Net income attributable to Biogen Inc.	$303.8	$410.2

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$2.06	$2.70
Diluted earnings per share attributable to Biogen Inc.	$2.06	$2.69

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	147.1	151.9
Diluted earnings per share attributable to Biogen Inc.	147.6	152.3

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of March 31, 2022	As of December 31, 2021
ASSETS
Cash, cash equivalents and marketable securities	$3,751.7	$3,802.5
Accounts receivable, net	1,632.0	1,549.4
Inventory	1,215.4	1,351.5
Other current assets	1,316.8	1,153.1
Total current assets	7,915.9	7,856.5
Marketable securities	1,001.6	892.0
Property, plant and equipment, net	3,372.8	3,416.4
Operating lease assets	359.0	375.4
Intangible assets, net	2,150.8	2,221.3
Goodwill	5,758.0	5,761.1
Deferred tax asset	1,288.8	1,415.1
Investments and other assets	1,767.5	1,939.5
TOTAL ASSETS	$23,614.4	$23,877.3

LIABILITIES AND EQUITY
Current portion of notes payable	$999.5	$999.1
Other current liabilities	2,947.1	3,299.1
Total current liabilities	3,946.6	4,298.2
Notes payable	6,275.7	6,274.0
Deferred tax liability	571.2	694.5
Long-term operating lease liabilities	312.3	330.4
Other long-term liabilities	1,287.9	1,320.5
Equity	11,220.7	10,959.7
TOTAL LIABILITIES AND EQUITY	$23,614.4	$23,877.3

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)

	For the Three Months Ended March 31,
	2022			2021
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$117.1	$292.8	$409.9	$162.4	$316.9	$479.3
VUMERITY®*	125.2	2.8	128.0	73.6	—	73.6
Total Fumarate	242.3	295.6	537.9	236.0	316.9	552.9

AVONEX®	148.0	81.6	229.6	209.2	101.9	311.1
PLEGRIDY®	34.3	45.7	80.0	32.6	56.8	89.4
Total Interferon	182.3	127.3	309.6	241.8	158.7	400.5

TYSABRI	284.5	236.3	520.8	273.3	230.0	503.3
FAMPYRA®	—	26.2	26.2	—	26.6	26.6

Spinal Muscular Atrophy:
SPINRAZA	163.3	309.2	472.5	148.7	371.8	520.5

Alzheimer's disease:
ADUHELM**	2.8	—	2.8	—	—	—

Biosimilars:
BENEPALI™	—	114.7	114.7	—	121.7	121.7
IMRALDI™	—	57.1	57.1	—	57.9	57.9
FLIXABI™	—	22.5	22.5	—	25.5	25.5

Other:
FUMADERM™	—	2.2	2.2	—	2.8	2.8
Total product revenue, net	$875.2	$1,191.1	$2,066.3	$899.8	$1,311.9	$2,211.7

*VUMERITY became commercially available in the E.U. during the fourth quarter of 2021.
** In June 2021 the U.S. Food and Drug Administration (FDA) granted accelerated approval of ADUHELM, which became commercially available in the United States (U.S.) during the second quarter of 2021.

	For the Three Months Ended March 31,
(In millions)	2022	2021
Product revenue	$2,066.3	$2,211.7
OCREVUS royalties	252.3	209.3
RITUXAN/GAZYVA® revenue	147.1	179.7
Other revenue	66.1	93.3
Total revenue	$2,531.8	$2,694.0

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE & OTHER INCOME (EXPENSE), NET
(unaudited, in millions, except per share amounts)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended March 31,
(In millions, except per share amounts)	2022(1)	2021(1,2)
Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$634.9	$595.0
Less: other	(0.1)	0.1
Total selling, general and administrative, Non-GAAP	$635.0	$594.9

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$66.9	$98.1
Less: impairment charges A	—	44.3
Less: amortization of acquired intangible assets	59.3	53.8
Total amortization and impairment of acquired intangible assets, Non-GAAP	$7.6	$—

(Gain) Loss on Fair Value Remeasurement of Contingent Consideration:
Total (gain) loss on fair value remeasurement of contingent consideration, GAAP	$(7.1)	$(33.8)
Less: (gain) loss on fair value remeasurement of contingent consideration	(7.1)	(33.8)
Total (gain) loss on fair value remeasurement of contingent consideration, Non-GAAP	$—	$—

Other Income (Expense), net:
Total other income (expense), net, GAAP	$(263.3)	$(506.9)
Less: gain (loss) on equity security investments	(190.7)	(436.1)
Less: premium paid on debt exchange or early debt redemption	—	(9.4)
Total other income (expense), net, Non-GAAP	$(72.6)	$(61.4)

Income Tax (Benefit) Expense:
Total income tax (benefit) expense, GAAP	$125.6	$44.2
Less: Neurimmune step-up tax basis B	83.9	—
Less: income tax effect related to Non-GAAP reconciling items	(55.9)	(109.2)
Total income tax expense, Non-GAAP	$97.6	$153.4

Effective Tax Rate:
Total effective tax rate, GAAP	36.2%	9.5%
Less: Neurimmune step-up tax basis B	24.2	—
Less: impact of GAAP to Non-GAAP adjustments	(3.5)	(6.2)
Total effective tax rate, Non-GAAP	15.5%	15.7%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
INCOME TAX, NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
(In millions, except per share amounts)	2022(1)	2021(1,2)
Equity in (Income) Loss of Investee, Net of Tax:
Total equity in (income) loss of investee, GAAP	$3.3	$18.2
Less: amortization of equity in (income) loss of investee	7.3	7.2
Total equity in (income) loss of investee, Non-GAAP	$(4.0)	$11.0

Net Income (Loss) Attributable to Noncontrolling Interests, Net of Tax:
Total net income (loss) attributable to noncontrolling interests, GAAP	$(85.3)	$(5.6)
Less: Neurimmune step-up tax basis B	(83.9)	—
Less: other	(1.5)	(5.3)
Total net income (loss) attributable to noncontrolling interests, Non-GAAP	$0.1	$(0.3)

Net Income Attributable to Biogen Inc.:
Total net income attributable to Biogen Inc., GAAP	$303.8	$410.2
Plus: impairment charges A	—	44.3
Plus: amortization of acquired intangible assets	59.3	53.8
Plus: Restructuring charges	38.1	—
Plus: (gain) loss on fair value remeasurement of contingent consideration	(7.1)	(33.8)
Plus: (gain) loss on equity security investments	190.7	436.1
Plus: noncontrolling interests, amortization of equity in (income) loss of investee & other	5.8	1.9
Plus: income tax effect related to Non-GAAP reconciling items	(55.9)	(109.2)
Plus: other	(0.1)	9.5
Total net income attributable to Biogen Inc., Non-GAAP	$534.6	$812.8

Diluted Earnings Per Share
Total diluted earnings per share, GAAP	$2.06	$2.69
Plus: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	1.56	2.65
Total diluted earnings per share, Non-GAAP	$3.62	$5.34

(1) Beginning in the second quarter of 2021 material upfront payments and premiums paid on the acquisition of common stock associated with significant collaboration and licensing arrangements along with the related transaction costs incurred are no longer excluded from Non-GAAP research and development expense and selling, general and administrative expense. Beginning in the first quarter of 2022 material payments paid on the acquisition of in-process research and development assets are no longer excluded in the determination of Non-GAAP net income. Prior period Non-GAAP results have been updated to reflect these changes.

(2) Beginning in the third quarter of 2021 amortization expense recorded in intangible assets that arose from collaboration and licensing arrangements is no longer excluded from our Non-GAAP results on a prospective basis. Non-GAAP financial results prior to the third quarter of 2021 have not been updated to reflect this change.

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
REVENUE GROWTH AT CONSTANT CURRENCY
(unaudited)
Percentage changes in revenue growth at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. The current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period.

For the Three Months Ended March 31, 2022
Total Revenue
Revenue change, as reported	(6.0)%
Less: impact of foreign currency translation and hedging (gains) losses	(1.3)
Revenue change at constant currency	(4.7)%

Total MS Revenue (including OCREVUS royalties)
Revenue change, as reported	(2.7)%
Less: impact of foreign currency translation and hedging (gains) losses	(0.5)
Revenue change at constant currency	(2.2)%

Total SPINRAZA Revenue
Revenue change, as reported	(9.2)%
Less: impact of foreign currency translation and hedging (gains) losses	(3.1)
Revenue change at constant currency	(6.1)%

Total Biosimilars Revenue
Revenue change, as reported	(5.2)%
Less: impact of foreign currency translation and hedging (gains) losses	(4.7)
Revenue change at constant currency	(0.5)%

Total Other Revenue
Revenue change, as reported	(29.1)%
Less: impact of foreign currency translation and hedging (gains) losses	(0.4)
Revenue change at constant currency	(28.7)%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended March 31,
	2022	2021
Cash Flow:
Net cash provided by (used in) operating activities	$161.8	$769.0
Net cash provided by (used in) investing activities	(648.0)	(64.7)
Net cash provided by (used in) financing activities	(16.5)	(785.0)
Net increase (decrease) in cash and cash equivalents	$(502.7)	$(80.7)

Net cash provided by (used in) operating activities	$161.8	$769.0
Less: Purchases of property, plant and equipment	57.9	92.6
Free cash flow	$103.9	$676.4

Notes to GAAP to Non-GAAP Reconciliation
A Amortization and impairment of acquired intangible assets for the three months ended March 31, 2022, compared to the same period in 2021, decreased primarily due to a $44.3 million impairment charge recorded during the first quarter of 2021 related to vixotrigine (BIIB074) for the potential treatment of trigeminal neuralgia (TGN).
In the periods since we acquired vixotrigine, there have been numerous delays in the initiation of Phase 3 studies for the potential treatment of TGN and for the potential treatment of diabetic painful neuropathy (DPN), another form of neuropathic pain. We have engaged with the FDA regarding the design of the Phase 3 studies of vixotrigine for the potential treatment of TGN and DPN and are now performing an additional clinical trial of vixotrigine, which is expected to be completed by the end of 2022.
The performance of this additional clinical trial delayed the initiation of the Phase 3 studies of vixotrigine for the potential treatment of TGN, and, as a result, we recognized an impairment charge of $44.3 million related to vixotrigine for the potential treatment of TGN during the first quarter of 2021.
B For the three months ended March 31, 2022, compared to the same period in 2021, the increase in our GAAP effective tax rate was primarily due to a deferred tax expense related to a valuation allowance, as discussed below, and the non-cash tax effects of changes in the value of our equity investments. The tax effects of this change in value of our equity investments were recorded discretely, since changes in value of equity investments cannot be forecasted.
During the second quarter of 2021 we recorded a net deferred tax asset in Switzerland of approximately $490.0 million on Neurimmune SubOne AG's (Neurimmune) tax basis in ADUHELM, the realization of which is dependent on future sales of ADUHELM. During the fourth quarter of 2021, due to reduced future expected revenue associated with ADUHELM, we recorded a valuation allowance of approximately $390.0 million.
During the first quarter of 2022, upon issuance of the final NCD related to ADUHELM, we recorded an additional valuation allowance of approximately $85.0 million to reduce the net value of this deferred tax asset to zero. These adjustments to our deferred tax assets and their valuation allowances are each recorded with an equal and offsetting amount assigned to net income (loss) attributable to noncontrolling interests, net of tax in our condensed consolidated statements of income, resulting in a zero net impact to net income attributable to Biogen Inc.

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions and divestitures
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses and discounts or premiums on our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.